EXHIBIT 10.11

Robert K. Lifton

Chairman and CEO

March 14, 2003

Mr. Gennadi Finkelshtain

More Energy Ltd.

14 Shabazi Street

Yehud Israel

Subject:          Amendment of, and Exercise of Option under, Agreement Dated November 9, 2000

Dear Gennadi:

Reference is hereby made to that Agreement (the “Agreement”) entered into the 9th day of November 2000, by and between Medis Technologies Ltd. and Mr. Gennadi Finkelstain, whereby you granted to us the option to purchase 70 shares of More Energy Ltd. (“More Energy”) owned by you (the “Option”), representing 7% of the total issued and outstanding shares of More Energy.

This will confirm our agreement that the Option may be exercised by us, in full or in part, at any time or from time to time, until the Agreement expires in accordance with its terms, notwithstanding anything to the contrary in the Agreement. All other provisions of the Agreement shall remain in full force and effect and are hereby ratified, confirmed and approved.

Provided you agree to the new Option exercise terms described in the above paragraph by executing this letter in the space provided below, we hereby elect to exercise the Option in full and, pursuant to the Agreement, shall issue to you 120,000 shares of our common stock as payment in full for such exercise. Furthermore, by executing this letter in the space provided below, you hereby represent to us that such shares are being acquired by you for investment purposes only and not with a view to their public distribution.

Very truly yours,

Medis Technologies Ltd.

	By:	/s/ ROBERT K. LIFTON
Name:
Title:
Agreed to and Accepted:

/s/ GENNADI FINKELSHTAIN
Gennadi Finkelshtain